Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2016, relating to the consolidated financial statements of Southern Power Company and Subsidiary Companies, appearing in the Annual Report on Form 10-K of Southern Power Company for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
August 23, 2016